UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2005

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 29, 2005, the Board of Directors of Orthovita, Inc. (the “Company”) approved the vesting acceleration of all “out-of-the-money” unvested stock options held by current employees, officers or directors on November 29, 2005 under the Company’s 1993 Stock Option Plan and Amended and Restated 1997 Equity Compensation Plan. An option was considered “out-of-the-money” if the stated exercise price was $3.50 per share, the closing sale price of the Company’s common stock on November 29, 2005, or greater.

As a result of this action, options to purchase approximately 1.1 million shares of the Company’s common stock are subject to this acceleration. The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that might be recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (FAS 123R). The Company will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of fiscal 2006, which begins on January 1, 2006. The estimated future compensation expense that would have otherwise been recognized in the Company’s income statement with respect to these options under FAS 123R is approximately $3.2 million. The Company believes that these options have not provided sufficient retentive value when compared to the future stock option compensation expense because these options had exercise prices in excess of current market values.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Joseph M. Paiva
Joseph M. Paiva Chief Financial Officer

Dated: December 5, 2005